Consultant Agreement

This Business Consulting Agreement (the “Agreement”) is entered into December 1, 2004 by and between:

Chef Live, Inc.
2737 Cape Hop Way
Las Vegas, NV 89121
(“Consultant”)

And

Common Horizons, Inc.
620 Tam O’Shanter
Las Vegas, Nevada 89109
(“Common Horizons”)

WITNESSETH

WHEREAS, Consultant provides services relating to the web site operated by COMMON HORIZONS; and

WHEREAS, COMMON HORIZONS desires to be assured of the services of the Consultant in order to avail itself to the Consultant’s experience, skills, knowledge and abilities. COMMON HORIZONS is therefore willing to engage the Consultant and the Consultant agrees to be engages upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Consulting Services: Effective as of January 1, 2005, COMMON HORIZONS hereby engages and Consultant hereby accepts the engagement to become a Consultant to COMMON HORIZONS and to provide various recipes for different diets and articles on food on a weekly basis.

2.	Payment: In consideration for entering into this agreement, COMMON HORIZONS agrees to pay Consultant a monthly consulting fee of $200.00 US, or $50.00 per recipe and or article written on Food. The total consulting fees paid to Consultant shall not exceed 300.00 US on a monthly basis. These amounts will be reviewed quarterly and shall be increased only by mutual agreement of the parties.

3.	Expenses: COMMON HORIZONS shall reimburse Consultant for all pre-approved expenses incurred. Consultant shall provide receipts and vouchers to COMMON HORIZONS for all expenses for which reimbursement is claimed.

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4.	Invoices: All pre-approved invoices for services provided to COMMON HORIZONS and expenses incurred by Consultant in connection therewith shall be payable in full within ten (10) days of the date of such invoice.

5.	Personnel: Consultant shall be an independent contractor and no personnel utilized by Consultant in providing service hereunder shall be deemed an employee of COMMON HORIZONS. Moreover, neither Consultant nor any other such person shall be empowered hereunder to act on behalf of COMMON HORIZONS. Consultant shall have the sole and exclusive responsibility and any liability for providing the services to be performed hereunder on behalf on COMMON HORIZONS.

6.	Term and Termination: The term of this Agreement shall be effective on January 1, 2005 and shall continue in effect for a period of three (3) years thereafter. This Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. Consultant or COMMON HORIZONS may cancel this Agreement on thirty (30) days written notice, at which time no further obligations will be due from either party.

7.	Non-Assignability: The rights, obligations, and benefits established by this Agreement shall not be assignable by either party hereto. This Agreement shall, however, be binding upon and shall insure to the benefit of the parties and their successors.

8.	Confidentiality: Consultant acknowledges and agrees that confidential and valuable information proprietary to COMMON HORIZONS and obtained during its engagement by COMMON HORIZONS, shall not be, directly or indirectly, disclosed without the prior express written consent of COMMON HORIZONS, unless and until such information is otherwise known to the public generally. All such confidential information provided to Consultant by COMMON HORIZONS shall clearly and conspicuously be marked with the word “Confidential.”

9.	Limited Liability: Neither Consultant nor any of his employees, officers or directors shall be liable for consequential or incidental damages of any kind to COMMON HORIZONS that may arise out of or in connection with any services performed by Consultant hereunder.

10.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the conflicts of law principles thereof or actual domicile parties.

11.	Notice: Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the

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address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

12.	Miscellaneous: No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of the Agreement shall be binding unless executed in writing and agreed upon by all parties. The Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof.

13.	Counterparts: This Agreement may be executed in counterparts and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the first date written above.

IN WITNESS WHEREOF, COMMON HORIZONS and Consultant have duly executed this Agreement as of the day and year first above written.

Common Horizons, Inc.            Consultant

  /s/   Edward F. Panos                                                                          /s/ John Guinivere
By: Edward F. Panos, CEO            John Guinivere, President of Chef Live, Inc.

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